Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-55836 and Registration Statement No. 333-62585 of The Pantry, Inc. on Forms S-8 of our report dated December 4, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, on September 27, 2002, and the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, on September 28, 2001), appearing in this Annual Report on Form 10-K of The Pantry, Inc. for the year ended September 25, 2003.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

Raleigh, North Carolina

December 9, 2003